PRINCIPAL FUNDS, INC.
 SUB-ADVISORY AGREEMENT

AGREEMENT executed as of the July 23, 2013, by and between PRINCIPAL MANAGEMENT CORPORATION, an Iowa corporation
(hereinafter called "the Manager"), and YORK REGISTERED
HOLDINGS, L.P., a Delaware Limited Partnership (hereinafter called "the Sub-Advisor).

W I T N E S S E T H:

WHEREAS, the Manager is the manager and investment adviser to each series of the Principal Funds, Inc., (the "Fund"), an open-end management investment company registered under the Investment
Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Manager desires to retain the Sub-Advisor to furnish it with portfolio selection in connection with the investment advisory services for each series of the Fund identified in Appendix A ( hereinafter called the "Series"), which the Manager has agreed to provide to the Fund, and the Sub-Advisor desires to furnish such services on the terms and conditions set forth herein;; and

WHEREAS, the Manager has furnished the Sub-Advisor with copies properly certified or authenticated of each of the following :

 (a)	The Amended and Restated Management Agreement dated
March 31, 2013, between the Fund and the Manager (the
"Management Agreement") with the Fund;

 (b)	The Fund's registration statement and financial statements as filed with the Securities and Exchange Commission;

 (c)	The Fund's Articles of Incorporation and By-laws;

(d)	Policies, procedures or instructions adopted or approved by the
Board of Directors of the Fund relating to obligations and services provided by the Sub-Advisor.

NOW, THEREFORE, in consideration of the premises and the terms and conditions hereinafter set forth, the parties agree as follows:

1.	Appointment of Sub-Advisor

In accordance with and subject to the Management Agreement, the Manager hereby appoints the Sub-Advisor to perform the services described in Section 2 below for investment and reinvestment of the securities and other assets of the Series, subject to the supervision and direction of the Manager and the Fund's Board of Directors, for the period and on the terms hereinafter set forth. The Sub-Advisor accepts such appointment and agrees to furnish the services hereinafter set forth for the compensation herein provided. The Sub-Advisor shall provide such services with respect to the portion of the assets of the Series allocated to it for management from time to time by the Manager. The Sub-Advisor shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized herein, have no authority to act for or represent the Fund or the Manager in any way or otherwise be deemed an agent of the Fund or the Manager.

2.	Obligations of and Services to be Provided by the Sub-Advisor

 (a) 	The Sub-Advisor will:
(i) Provide investment advisory services, including but not limited to research, advice and supervision for the Series.

(ii)	Furnish to the Board of Directors  for approval (or any
appropriate committee of such Board of Directors), and
revise from time to time as economic conditions require,
a recommended investment program for the Series
consistent with the Series' written investment objective
and policies.
(iii)	Implement the approved investment program by placing
orders for the purchase, sale and exchange of securities, "commodity interests" (as defined in the Commodity
Exchange Act, as amended) and other financial instruments without prior consultation with the Manager and without regard to the length of time the securities and other financial instruments have been held, the resulting rate of portfolio turnover or any tax considerations, subject always to (i) the provisions of the Fund's Articles of Incorporation and Bylaws and (ii) the requirements of the 1940 Act, as each of the same shall be from time to time in effect.

(iv)	Advise and assist the officers of the Fund, as reasonably
requested by the officers, in taking such steps as are reasonably necessary or appropriate to carry out the decisions of its Board of Directors, and any appropriate committees of such Board, regarding the general conduct of the investment business of the Series.

(v)	Maintain, in connection with the Sub-Advisor's
investment advisory services provided to the Series, its compliance with the 1940 Act and the regulations adopted by the Securities and Exchange Commission
("SEC") thereunder and the Series' investment strategies and restrictions as stated in the Fund's prospectus and statement of additional information (together , the "Registration Statement"), subject to receipt of such additional information as may be required from the Manager and provided in accordance with Section 11(d) of this Agreement. The Sub-Advisor has no responsibility for the maintenance of Fund records except insofar as is directly related to the services it provides to the Series.

(vi)	Report to the Board of Directors of the Fund at such
times and in such detail as the Board of Directors may reasonably deem appropriate in order to enable it to determine that the investment policies, procedures and approved investment program of the Series are being observed.

(vii)	Upon request, provide reasonable assistance in the
determination of the fair value of certain securities when reliable market quotations are not readily available for purposes of calculating net asset value in accordance with procedures and methods established by the Board of Directors.

(viii)	Furnish, at its own expense, (i) all necessary investment
and management facilities, including salaries of clerical and other personnel required for it to execute its duties faithfully, and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of its duties under this Agreement. Notwithstanding the foregoing, the cost of the securities or other investment instruments purchased or sold or held by the Fund (including taxes, brokerage commissions and other applicable transaction and custodial costs, interest payable on any margin loans and other Fund borrowings, and dividend and interest expenses on short positions, if any), shall be solely borne by the Fund.

(ix)	Open accounts with broker-dealers,  futures commission
merchants, banks and other financial institutions (collectively "broker-dealers"), select broker-dealers to effect all transactions for the Series, place all necessary orders with broker-dealers or issuers (including affiliated broker-dealers), and negotiate commissions, if applicable. To the extent consistent with applicable law, purchase or sell orders for the Series may be aggregated with contemporaneous purchase or sell
orders of other clients of the Sub-Advisor. In such event allocation of securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by
the Sub-Advisor in the manner the Sub-Advisor
considers to be the most equitable and consistent with
its fiduciary obligations to the Fund and to other clients
of the Sub-Advisor and its affiliates over time.  The
Manager recognizes that, in some cases, this procedure
may limit the size of the position that may be acquired or sold for the Series and that aggregation of orders may not result in more favorable pricing or lower brokerage commissions in all instances. At the Manager's request, the Sub-Advisor will provide the Manager with the
information required pursuant to Rule 31a-1(b)(9) of the
1940 Act.   The Sub-Advisor will effect transactions with
those broker-dealers which it believes provide favorable net prices and are capable of providing efficient executions, taking into consideration, among other things, order size, difficulty of execution, the operational capabilities, facilities and financial condition of the broker-dealer involved, whether that broker-dealer has risked its own capital in positioning a block of securities or other assets, and the prior experience of the broker-dealer in effecting transactions of the relevant types. The Sub-Advisor's primary objective will be to obtain best execution with respect to all transactions for the Series However, the Sub-Advisor may select brokers-dealers on the basis that they provide brokerage, research or other services or products to the Sub-Advisor or its affiliates. To the extent consistent with applicable law, the Sub-Advisor may pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission or dealer spread another broker- dealer would have charged for effecting that transaction if the Sub-Advisor determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research products and/or services provided by such broker-dealer. This determination, with respect to brokerage and research products and/or services, may be viewed in terms of either that particular transaction or the overall responsibilities which the Sub-Advisor and its affiliates have with respect to the Series and other accounts over which they exercise investment discretion. Not all such services or products need be used by the Sub-Advisor in managing the Series. In addition, joint repurchase or other accounts may not be utilized by the Series except to the extent permitted under any exemptive order obtained by the Sub-Advisor provided that all conditions of such order are complied with.

(x)	Maintain all accounts, books and records with respect to
the Series as are required of an investment adviser of a registered investment company pursuant to the 1940 Act and the Investment Advisers Act of 1940, as amended
(the "Investment Advisers Act"), and the rules thereunder, and furnish the Fund and the Manager with such periodic and special reports as the Fund or Manager may reasonably request. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Advisor hereby agrees that all records that it maintains for the Series are the property of the Fund, agrees to preserve for the periods described by Rule
31a-2 under the 1940 Act any records that it maintains for the Fund and that are required to be maintained by Rule 31a-1 under the 1940 Act, and further agrees to surrender promptly to the Fund any records that it maintains for the Series upon request by the Fund or the Manager. The Sub-Advisor may retain copies of any such records.

(xi)	Observe and comply with Rule 17j-1 under the 1940 Act
and the Sub-Advisor's code of ethics (the "Code of Ethics") adopted pursuant to Rule 17j-1 as the same may be amended from time to time. The Manager acknowledges receipt of a copy of Sub-Advisor's current
Code of Ethics. Sub-Advisor shall promptly forward to the Manager a copy of any material amendment to the Sub-Advisor's Code of Ethics.

(xii)	From time to time as the Manager or the Fund may
request, furnish the requesting party reports on portfolio transactions and reports on investments held by the Series, all in such detail as the Manager or the Fund may reasonably request. The Sub-Advisor will make available its personnel to meet with the Fund's Board of Directors at the Fund's principal place of business on reasonable prior notice to review the investments of the Series.

(xiii)	Provide such additional information in the possession of
the Sub-Advisor or its affiliates may be required for the Fund or the Manager to comply with their respective obligations under applicable laws, including, without limitation, the Internal Revenue Code of 1986, as amended (the "Code"), the 1940 Act, the Investment
Advisers Act, the Securities Act of 1933, as amended
(the "Securities Act"), and any state securities laws, and any rule or regulation thereunder. Sub-Advisor will advise Manager of any changes in Sub-Advisor's Senior
Management (i.e. Chief Investment Officer and/or Chief
Executive Officer) within a reasonable time after any such change. Manager acknowledges receipt of Sub-
Advisor's Form ADV more than 48 hours prior to the execution of this Agreement.

(xiv)	Have the responsibility and authority to vote proxies
solicited by, or with respect to, the issuers of securities held in the Series in accordance with the Sub-Advisor's proxy voting policy as most recently provided to the Manager. The Sub-Advisor's obligations in the previous sentence are contingent upon its timely receipt of such proxy solicitation materials from the Manager. The
Manager shall cause to be forwarded to Sub-Advisor all proxy solicitation materials that it receives and shall assist Sub-Advisor in its efforts to conduct the proxy voting process.

(b)	The Sub-Advisor is hereby authorized to prepare and file all documentation in connection with its management of the Series, including proofs of claim, evidence of indebtedness, related bankruptcy and insolvency filings and other similar filings on behalf of the Fund.

    3.	Prohibited Conduct

In providing the services described in this agreement, the Sub-Advisor will not consult with any other investment advisory firm that provides investment advisory services to any investment company sponsored by Principal Life Insurance Company regarding transactions for the Fund in securities or other assets. The Manager agrees to provide a list of such other investment advisory firms to the Sub-Advisor, such list to be promptly updated by the Manager upon any changes thereto.

    4.	Compensation

As full compensation for all services rendered and obligations assumed by the Sub-Advisor hereunder with respect to the Fund, the Manager shall pay the compensation specified in Appendix A to this Agreement.

    5.	Liability of Sub-Advisor

Neither the Sub-Advisor nor any of its partners, members, directors, officers, employees, agents or affiliates shall be liable to the Manager, the Board of Directors, the Fund or its shareholders for any claim, expense or other loss suffered by the Manager or the Fund resulting from any error of judgment made in the good faith exercise of the Sub-Advisor's duties under this Agreement or as a result of the failure by the Manager or any of its affiliates to comply with the terms of this Agreement except for losses resulting from willful misfeasance, bad faith or gross negligence of, or from reckless disregard of, the duties of the Sub-Advisor or any of its partners, members, directors, officers, employees, agents (excluding any broker-dealer selected by the Sub-Advisor), or affiliates.

      6.   Trade Errors

The Sub-Advisor will notify the Manager of any Trade Error(s), regardless of materiality, promptly upon the discovery such Trade Error(s) by the Sub-Advisor. Notwithstanding Section 5, the Sub-Advisor will be shall be liable to the Manager, the Fund or its shareholders for any loss suffered by the Manager or the Fund resulting from Trade Errors due to negligence, misfeasance, or disregard of duties of the Sub-Advisor or any of its directors, officers, employees, agents (excluding any broker-dealer selected by the Sub-Advisor), or affiliates. For purposes under this Section, Trade Errors are defined as errors due to (i) erroneous orders by the Sub-Advisor for the Series that result in the purchase or sale of securities that were not intended to be purchased or sold; (ii) erroneous orders by the Sub-Advisor that result in the purchase or sale of securities for the Series in an unintended amount or price; and(iii) purchases or sales of financial instruments which violate the investment limitations or restrictions disclosed in the Registration Statement and/or imposed by applicable law or regulation (calculated at the Sub-Advisor's portfolio level), unless otherwise agreed to in writing.

    7.	Supplemental Arrangements

The Sub-Advisor may enter into arrangements with other persons affiliated with the Sub-Advisor or with unaffiliated third parties to better enable the Sub-Advisor to fulfill its obligations under this Agreement for the provision of certain personnel and facilities to the Sub- Advisor, subject to written notification to and approval of the Manager and, where required by applicable law, the Board of Directors.

    8.	Regulation

The Sub-Advisor shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body require pursuant to applicable laws and regulations.




    9.	Duration and Termination of This Agreement

This Agreement shall become effective as of the date of its execution and, unless otherwise terminated, shall continue in effect for a period of two years and thereafter from year to year provided that the continuance is specifically approved at least annually either by the Board of Directors of the Fund or by a vote of a majority of the outstanding voting securities of the Series and in either event by a vote of a majority of the Board of Directors who are not interested persons of the Manager, Principal Life Insurance Company, the Sub-Advisor or the Fund cast in person at a meeting called for the purpose of voting on such approval.

If the Board of Directors or the shareholders of a Series fail to approve the Agreement or any continuance of the Agreement in accordance with the requirements of the 1940 Act, the Sub-
Advisor will continue to act as Sub-Advisor with respect to the Series pending the required approval of the Agreement or its continuance or of any contract with the Sub-Advisor or a different manager or Sub-Advisor or other definitive action; provided, that the compensation received by the Sub-Advisor in respect to the Series during such period is in compliance with Rule 15a-4 under the 1940 Act.

This Agreement may be terminated at any time without the payment of any penalty by the Board of Directors of the Fund or by the Sub-Advisor, or the Manager or by vote of a majority of the outstanding voting securities of the Series, in each case, on sixty days written notice. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Section 9, the definitions contained in Section 2(a) of the 1940 Act (particularly the definitions of "interested person," "assignment" and "voting security") shall be applied.

    10.	Amendment of this Agreement

No material amendment of this Agreement shall be effective until approved, if required by the 1940 Act or the rules, regulations, interpretations or orders issued thereunder, by vote of the holders of a majority of the outstanding voting securities of the Series and by vote of a majority of the Board of Directors who are not interested persons of the Manager, the Sub-Advisor, Principal Life Insurance Company or the Fund cast in person at a meeting called for the purpose of voting on such approval, and such amendment is signed by both parties.

    11.	General Provisions

(a)	Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Iowa.
The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(b) Any notice under this Agreement shall be in writing, addressed
and delivered or mailed postage pre-paid to        the other party
at such address as such other party may designate for the
receipt of such notices. Until               further notice to the other
party, it is agreed that the address of the Manager for this
purpose shall be                  Principal Financial Group, Des
Moines, Iowa 50392-0200, and the address of the Sub-Advisor
shall be               York Registered Holdings, L.P., 767 Fifth
Avenue, 17th Floor, New York, NY 10153 ATTN:  General
Counsel.

(c)	The Sub-Advisor will promptly notify the Manager in writing of the occurrence of any of the following events:

(1)	the Sub-Advisor fails to be registered as an investment
adviser under the Investment Advisers Act or under the laws of any jurisdiction in which the Sub-Advisor is required to be registered as an investment advisor in order to perform its obligations under this Agreement.

(2)	the Sub-Advisor is served or otherwise receives notice of
any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, specifically naming the Fund or involving the affairs of the Fund that would be reasonably expected to have a material adverse impact on the Fund.

(d)	The Manager shall provide (or cause the Series custodian to
provide) timely information to the Sub-Advisor regarding such matters as the composition of the assets of the Series, cash requirements and cash available for investment in the Series, and all other reasonable information as may be necessary for the Sub-Advisor to perform its duties and responsibilities hereunder.

(e) The Sub-Advisor represents that it will not enter into any agreement, oral or written, or other understanding under which the Fund directs or is expected to direct portfolio securities transactions, or any remuneration, to a broker or dealer in consideration for the promotion or sale of Fund shares or shares issued by any other registered investment company. Sub-
Advisor further represents that it is contrary to the Sub-Advisor's policies to permit those who select brokers or dealers for execution of fund portfolio securities transactions to take into account the broker or dealer's promotion or sale of Fund shares or shares issued by any other registered investment company.

(f)   The Sub-Advisor acknowledges that the Series is relying on the
exclusion from the definition of                     "commodity pool
operator" under Section 4.5 of the General Regulations under
the Commodity                     Exchange Act ("Rule 4.5"). The Sub-
Advisor will not exceed the de minimis trading limits set forth in Rule 4.5(c)(2)(iii)(A).

(g) The Sub-Advisor agrees that neither it nor any of its affiliates will in any way refer directly or indirectly to its relationship with the Fund, the Series, or the Manager or any of their respective affiliates in offering, marketing or other promotional materials without the express written consent of the Manager; provided, however, that the Manager consents to the Sub-Advisor's use of the Manager's name and the Fund name in the Sub-Advisor's representative client list that may be distributed to potential and existing clients so long as this Agreement is in effect.

(h)  The Sub-Advisor shall provide investment advisory services to
the Series on a non-exclusive basis.  In         particular, the
Manager hereby acknowledges and agrees that, during the term
of this Agreement, the          Sub-Advisor and its affiliated
persons trade or may trade for their own accounts (or the
accounts of              family members, friends or investment
vehicles established for the benefit of any of such persons) or
the     accounts of other persons.  Such other accounts include
investment companies, funds, vehicles and           accounts
managed or advised by the Sub-Advisor or its affiliated persons
(each, including the Series, a        "York Fund") with investment
objectives and strategies that are the same as, or overlap with,
those of           the Series and may include York Funds in which
affiliated persons of the Sub-Advisor have substantial
ownership interests from time to time.  In addition, in their
respective trading for proprietary and other           accounts, the
Sub-Advisor and its affiliated persons may take positions that are
the same as or different       from those taken on behalf of the
Series in accordance with the Sub-Advisor's internal policies and consistent with the Sub-Advisor's fiduciary duty to the Series.

(i)	The Manager shall promptly notify the Sub-Advisor of the
occurrence of any event that would disqualify        the Manager
from serving as an investment adviser of an investment company
pursuant to Section 9(a)       of the 1940 Act or other applicable
law, rule or regulation.

(j) 	The Sub-Advisor shall promptly notify the Manager of the
occurrence of any event that would disqualify         the Sub-
Advisor from serving as an investment adviser of an investment
company pursuant to Section         9(a) of the 1940 Act or other
applicable law, rule or regulation.

(k) 	Each party represents, warrants and covenants to the other party
that (i) it has all requisite power and         authority to enter into
and perform its obligations under the Agreement, (ii) it has taken
all necessary            corporate action to authorize its execution,
delivery and performance of this Agreement, (iii) it has duly executed and delivered the Agreement, and (iv) this Agreement
constitutes its legal, valid and binding          agreement,
enforceable against it in accordance with its terms.

(l)	This Agreement contains the entire understanding and
agreement of the parties.


    IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

PRINCIPAL MANAGEMENT
CORPORATION

By	/s/ Michael J. Beer
	Michael J. Beer
	Executive Vice President
& COO


YORK REGISTERED HOLDINGS,
L. P.

By	York Capital
Management Global
Advisors, LLC, its Global 	Partner

By	/s/ Richard P. Swanson
	Richard P. Swanson
	General Counsel

	22 July 2013     (date)




APPENDIX A


York Registered Holdings, L.P. ("York") shall serve as an investment sub-advisor for the Series identified below. The Manager will pay York, as full compensation for all services provided under this Agreement, a fee, computed daily and paid monthly, at an annual rate as shown below of the Series' average daily net assets for that month allocated to York's management. Such fee shall be payable within 30 days of the end of each calendar month.

If this Agreement becomes effective or terminates before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.


Global Multi-Strategy Fund
Sub-Advisor's Fee as a Percentage of Average Daily Net Assets
All assets

1.00%












1